UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.)*

Altitude International Holdings, Inc.
(Name of Issuer)

Common Stock, no par value
(Title of Class of Securities)

02156A105
(CUSIP Number)

September 2, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 02156A105	13G	Page 1 of 11 Pages

1.	NAME OF REPORTING PERSONS GT Partners Private Credit Fund I, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 38,533,051
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 38,533,051
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,533,051
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.9% (See Note 1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 385,984,541 outstanding shares of Common Stock as of July 28, 2022, as represented by the Issuer in the 10Q filed with the Securities and Exchange Commission on July 29, 2022, plus 102,754,802 restricted shares issued as part of a loan consideration as represented by the Issuer in the 8K filed with the Securities and Exchange Commission on September 8, 2022.

CUSIP No. 02156A105	13G	Page 2 of 11 Pages

1.	NAME OF REPORTING PERSONS GT Investment Partners, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 51,377,401
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 51,377,401
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,377,401
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.5% (See Note 2)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA, OO, HC

(2)	See Note (1) Above

CUSIP No. 02156A105	13G	Page 3 of 11 Pages

1.	NAME OF REPORTING PERSONS Jeffrey Willardson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 51,377,401
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 51,377,401
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,377,401
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.5% (See Note 3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

(3) See Note (1) Above

CUSIP No. 02156A105	13G	Page 4 of 11 Pages

1.	NAME OF REPORTING PERSONS Scott Warner
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 51,377,401
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 51,377,401
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,377,401
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.5% (See Note 4)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

(4) See Note (1) Above

CUSIP No. 02156A105	13G	Page 5 of 11 Pages

1.	NAME OF REPORTING PERSONS Mark Fox
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 51,377,401
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 51,377,401
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,377,401
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.5% (See Note 5)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

(5) See Note (1) Above

CUSIP No. 02156A105	13G	Page 6 of 11 Pages

Item 1(a).	Name of Issuer:

Altitude International Holdings, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

4500 SE Pine Valley Street

Port Saint Lucie, FL 34952

Item 2(a).	Name of Persons Filing:

This statement is filed by the entities and persons listed below, who are collectively referred to herein as "Reporting Persons", with respect to the shares of Common Stock of the Company:

(i)	GT Partners Private Credit Fund I, LP

(ii)	GT Investment Partners, LP

(iii)	Jeffrey Willardson

(iv)	Scott Warner

(v)	Mark Fox

Item 2(b).	Address of Principal Business Office or, if none, Residence:

(i)	GT Partners Private Credit Fund I, LP

18952 MacArthur Blvd., Suite 100

Irvine, CA 92612

(ii)	GT Investment Partners, LP

18952 MacArthur Blvd., Suite 100

Irvine, CA 92612

(iii)	Jeffrey Willardson

18952 MacArthur Blvd., Suite 100

Irvine, CA 92612

(iv)	Scott Warner

18952 MacArthur Blvd., Suite 100

Irvine, CA 92612

(v)	Mark Fox

18952 MacArthur Blvd., Suite 100

Irvine, CA 92612

Item 2(c).	Citizenship:

(i)	GT Partners Private Credit Fund I, LP – DE

(ii)	GT Investment Partners, LP – DE

(iii)	Jeffrey Willardson – USA

(iv)	Scott Warner – USA

(v)	Mark Fox – USA

Item 2(d).	Title of Class of Securities:

Common Stock, no par value (“Common Stock”)

Item 2(e).	CUSIP Number:

02156A105

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable

CUSIP No. 02156A105	13G	Page 7 of 11 Pages

Item 4.	Ownership

(i)	GT Partners Private Credit Fund I, LP

(a)	Amount beneficially owned: 38,533,051 (See Note 6)

(b)	Percent of class: 7.9% (See Note 7)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 38,533,051 (See Note 6)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 38,533,051 (See Note 6)

(ii)	GT Investment Partners, LP

(a)	Amount beneficially owned: 51,377,401 (See Note 6)

(b)	Percent of class: 10.5% (See Note 7)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 51,377,401 (See Note 6)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 51,377,401 (See Note 6)

(iii)	Jeffrey Willardson

(a)	Amount beneficially owned: 51,377,401 (See Note 6)

(b)	Percent of class: 10.5% (See Note 7)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 51,377,401 (See Note 6)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 51,377,401 (See Note 6)

(iv)	Scott Warner

(a)	Amount beneficially owned: 51,377,401 (See Note 6)

(b)	Percent of class: 10.5% (See Note 7)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 51,377,401 (See Note 6)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 51,377,401 (See Note 6)

(v)	Mark Fox

(a)	Amount beneficially owned: 51,377,401 (See Note 6)

(b)	Percent of class: 10.5% (See Note 7)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 51,377,401 (See Note 6)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 51,377,401 (See Note 6)
CUSIP No. 02156A105	13G	Page 8 of 11 Pages

Note 6:

GT Investment Partners, LP is a registered investment adviser with the Securities and Exchange Commission and serves as the investment manager to GT Partners Private Credit Fund I, LP and various other private funds, (the "Funds"). Mr. Jeffrey Willardson, Mr. Scott Warner, and Mr. Mark Fox, as Managing Partners of GT Investment Partners, LP, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owners of all shares of Common Stock held directly or indirectly by the Funds. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, the Funds expressly disclaim beneficial ownership over any of the securities reported in this statement, and the filing of this statement shall not be construed as an admission that the Funds are the beneficial owner of any of the securities reported herein.

Note 7:

Based on 385,984,541 outstanding shares of Common Stock as of July 28, 2022, as represented by the Issuer in the 10Q filed with the Securities and Exchange Commission on July 29, 2022, plus 102,754,802 restricted shares issued as part of a loan consideration as represented by the Issuer in the 8K filed with the Securities and Exchange Commission on September 8, 2022.

Item 5.	Ownership of Five Percent or Less of a Class: Not Applicable
Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:
See Note 6 above. The Fund has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock covered by this Statement.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
See Note 6 above
Item 8.	Identification and Classification of Members of the Group:
Not Applicable
Item 9.	Notice of Dissolution of Group:
Not Applicable

CUSIP No. 02156A105	13G	Page 9 of 11 Pages

Item 10.	Certifications:

Each of the Reporting Persons makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: September 14, 2022

GT Partners Private Credit Fund I, LP

By: GT Partners GP Fund I, LLC, its General Partner

By: /s/ Jeffrey Willardson

Name: Jeffrey Willardson

Title: Member

GT Investment Partners, LP

By: GT Partners GP, LLC, its General Partner

By: /s/ Jeffrey Willardson

Name: Jeffrey Willardson

Title: Manager

Jeffrey Willardson

By: /s/ Jeffrey Willardson

Name: Jeffrey Willardson

Scott Warner

By: /s/ Scott Warner

Name: Scott Warner

Mark Fox

By: /s/ Mark Fox

Name: Mark Fox

CUSIP No. 02156A105	13G	Page 10 of 11 Pages

EXHIBIT A

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities Exchange Act of 1934, as amended (the "Act") by and among the parties listed below, each referenced to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the rules thereunder may be filed on each of his, her or its behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1(k).

Dated: September 14, 2022

GT Partners Private Credit Fund I, LP

By: GT Partners GP Fund I, LLC, its General Partner

By: /s/ Jeffrey Willardson

Name: Jeffrey Willardson

Title: Member

GT Investment Partners, LP

By: GT Partners GP, LLC, its General Partner

By: /s/ Jeffrey Willardson

Name: Jeffrey Willardson

Title: Manager

Jeffrey Willardson

By: /s/ Jeffrey Willardson

Name: Jeffrey Willardson

Scott Warner

By: /s/ Scott Warner

Name: Scott Warner

Mark Fox

By: /s/ Mark Fox

Name: Mark Fox

CUSIP No. 02156A105	13G	Page 11 of 11 Pages